EXHIBIT 99.1

Dot VN, Inc. Announces Strategic Partnership with NameDrive, LLC
To Commercialize ”.VN” Domain Registry Monetization Programs

SAN DIEGO, CALIFORNIA – June 25, 2009 – Dot VN, Inc., (http://www.DotVN.com) (OTCBB: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced that it has entered into a strategic partnership with NameDrive, LLC, a leading global domain parking, Internet advertising and pay-per-click company.

NameDrive will provide the technology and consulting services for Dot VN’s primary business lines—domain parking and domain registry monetization. Domain registry monetization is the process whereby an Internet user who types in a domain name that does not exist is redirected to a landing page with sponsored results.  Parking pages display premium and specific advertising, targeted related searches, which results in highly relevant advertising being displayed in the right language with the right message for each domain.  These services are collectively referred to as the “Domain Registry Monetization Programs.”

Dot VN anticipates launching the Domain Registry Monetization Programs and begin to generate revenue from them within 30 to 60 days.

In the creation and commercialization of the Domain Registry Monetization Programs, NameDrive will provide technical support, including business development, marketing and co-branding support to raise awareness of the Dot VN brand in Vietnam and worldwide.

Dot VN will provide governmental policy support, infrastructure and technological access in furtherance of the creation and commercialization of Domain Registry Monetization Programs.

“We are extremely pleased to announce our partnership with NameDrive,” said Thomas Johnson, Chief Executive Officer of Dot VN, Inc. “NameDrive is a very innovative, entrepreneurially driven organization that truly understands how to operate, market and maximize country code top level domains (ccTLD) online advertising value—a key factor for us in choosing them as our domain services partner as we expand in Vietnam.  We look forward to this near-term influx of revenue as we continue to become the leading Internet and telecommunications provider for Vietnam.”

Johnson added, “According to Saigon GP Daily, revenues from online advertisements in Vietnam are expected to rise to U.S. $60 million by 2011, or a third higher than this year.  We believe that with our newly formed relationship with NameDrive, Dot VN will receive an increase in traffic and significant potential future domain registry monetization sales.”

Vietnam is the second fastest growing economy in the world, with a population of over 86 million people and a literacy rate over 90 percent.  The number of Internet users in Vietnam has grown exponentially.  In 2000, there were 430,000 Internet users.  In 2008, there were an estimated 20,834,000 users, an increase of over 4,745 percent in just eight years.

“Dot VN has a phenomenal opportunity for growth in Vietnam and Southeast Asia, as proven by the economic growth within the region, as well as rapidly increasing Internet use,” said NameDrive CEO Gregory Manriquez.  “We look forward to working with Dot VN as they enter upon this exciting phase of expansion for the Company.  We believe this partnership will greatly assist in Dot VN’s quest to bring increase web traffic, higher brand recognition, new revenue streams and the highest level of e-commerce, broadband and wireless capability to Vietnam.”

Founded in 2005, NameDrive, LLC (www.NameDrive.com) operates as a platform for the implementation of monetization, brokerage, sale and development strategies for domain names.  NameDrive recently launched the ground-breaking NDX Market – a global, independent gathering point for domain owners and registrars to auction and sell domain names.  In addition, NameDrive works closely with ISP’s, Domain Registries, and corporations to develop their general internet strategies.  Over 50,000 clients worldwide use their services to manage anywhere from 5 to 500,000 domains.  NameDrive’s selection of more than 40 award-winning parking pages displays in 21 languages enabling domain owners to place targeted advertising links on empty domain names, ensuring maximum returns on incoming web traffic.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides Internet and Telecommunication services for Vietnam.  Vietnam Internet Network Information Center ("VNNIC") awarded the Company an "exclusive long term contract" to be the first registrar to market and register its country code Top Level Domain ("ccTLD") of .VN (Vietnam) and Parking Page Marketing via the Internet.  Dot VN has established agreements with international ISPs (Internet service providers) along with over 100 top international domain resellers and over 90 Vietnamese domain resellers to commercialize ..VN.  Also, the Company is currently developing initiatives to offer Internet Data Center services and Wireless applications.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

    Thomas M. Johnson, Chairman and CEO
    Dot VN, Inc.
    Phone: 858-571-2007 x14
    Email: Inquiries@DotVN.com
    Website: www.DotVN.com
    Register your .VN domains at:  www.VN

    Investor Relations:
    Investor Awareness, Inc.
    Tony Schor or Lindsay Kenoe, 847-945-2222
    Website: www.InvestorAwareness.com

    Media Contact:
    North Shore Public Relations, Inc.
    Renae Placinski, 847-945-4505
    Renae@NorthShorePR.com
    Website: www.NorthShorePR.com